Exhibit 99.2

China Housing and Land Development, Inc. Acquires Xi'an New Land Development Co., Ltd

Acquisition Will Provide the Company with the Necessary Development and
Sale Right to a Significant Portion of the Available Residential and Commercial Land in the Highly Coveted Baqiao Hi Tec Industrial Zone

XI’AN, China, March 12, 2007 — China Housing and Land Development, Inc. (“China Housing”) (OTC Bulletin Board: CHLN), a leading developer of residential and commercial properties in the city of Xi’an announced today that on March 9, 2007 it has signed a definitive agreement to acquire Xi’an New Land Development Co. Ltd. (“New Land”).

Pursuant to the definitive agreement, China Housing purchased 100 percent equity ownership of New Land for 270 million RMB or approximately $34 million USD. The total purchase price includes the initial cash payments of 62 million RMB, or approximately US$8 million, and the issuance of 10% promissory note of the balance payable before or on January 30, 2009. The acquisition is expected to close 30 days after the completion of the GAAP audit.

As part of the agreement with the Baqiao District Government and prior to any sales, China Housing will be responsible for the installation and maintenance of all basic infrastructure, including water, electricity, gas supply, telecommunication and sewer systems. New Land has already spent approximately $8.8 million to date on such initiatives and many of these infrastructure projects are well under way. Once these improvements are completed management expects to begin selling parcels of land by the end of calendar 2007.

The Baqiao Hi-Tec Industrial Zone, which encompasses about 8 miles in total size, is located approximately 6 miles from the center of Xi’an, linked by 3 highways and is expected to be the first stop along a planned cross-town subway which will start from the center of the city out to this new area. This project has the support of various Chinese central government agencies, including the National Development & Reform Commission, the Ministry of Land & Resources, the Ministry of Agriculture, the Ministry of Science and Technology, and the Ministry of Commerce. According to the Xi’an 10 year development plan, this region has been earmarked to be the main high-end residential area of Xi’an city and the Xi’an Central Government has an initiative to move nearly 600,000 residents from the center of the city to this region during the next ten years. As a result of this acquisition, China Housing will take the first steps in the primary land market, and also have the right to develop and sell 487 acres of property which has been targeted for new residential developments.

“We are excited to sign a definitive agreement for this dynamic acquisition opportunity, commented Mr. Pingji Lu, CEO & Chairman of China Housing. “The piece of land we are acquiring constitutes a significant portion of the available residential property in this high growth industrial region. The price of raw land in Xi’an has increased steadily over the last five years and based on continued strong economic growth, government initiatives and the relative affordability of Xi’an in contrast to other major metropolitan Chinese cities, we expect this favorable pricing trend to continue. We believe that this acquisition, along with our other new developments, will be a major contributor to our continued strong financial performance over the foreseeable future.”

The Company plans to file its 2006 10K and fourth quarter earnings press release by March 31, 2007.

About China Housing and Land Development, Inc.

Based in Xi’an, the capital city of the Shaanxi province in China, China Housing and Land Development, Inc. is the largest private developer of residential and commercial properties. China Housing has been an independent business since 1992 and became a US publicly listed company in 2006.

Cautionary Statement Regarding Forward Looking Information

This Press Release may contain forward-looking information about China Housing and Land Development, which are covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward- looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing and Land Development’s future performance, operations and products. This and other “Risk Factors” contained in China Housing and Land Development, Inc.‘s public filings with the SEC.

Contact:
Company:
Jing Lu
(86) 29 82582632
lujing@chinahousinginc.com.cn

Investors:
Matt Hayden
Hayden Communications
(858) 704-5065 or matt@haydenir.com